Evommune Announces Top-line Results from EVO756 Phase 2b Trial in Moderate-to-Severe Chronic Spontaneous Urticaria

‑ Trial did not meet the primary endpoint of mean change in Urticaria Activity Score over seven days (UAS7) at 12 weeks

‑ Evommune to continue development of EVO756 in Atopic Dermatitis and Migraine

Palo Alto, Calif., and New York, June 29, 2026 – Evommune, Inc. (NYSE: EVMN) (the “Company” or “Evommune”), a clinical-stage biotechnology company developing innovative therapies that target key drivers of chronic inflammatory diseases, today announced top-line results from its randomized, double-blind, placebo controlled, dose-ranging Phase 2b trial evaluating the efficacy and safety of oral MRGPRX2 antagonist, EVO756, in adults with moderate-to-severe chronic spontaneous urticaria (CSU).

The Phase 2b trial enrolled 160 moderate-to-severe antihistamine-refractory CSU patients in the United States, Europe, Canada and Japan. Participants received one of three active dose regimens or placebo. The study did not meet the primary endpoint of mean change in a patient’s Urticaria Activity Score over seven days (UAS7) at 12 weeks at any dose.

“EVO756 previously delivered positive Phase 2 data in chronic inducible urticaria and showed clear target engagement in the Phase 1 trial, however, the lack of efficacy demonstrated at Week 12 in this Phase 2b trial does not support further development of EVO756 for CSU,” said Dr. Eugene Bauer, Chief Medical Officer of Evommune. “We are evaluating EVO756 in additional indications, and this Phase 2b trial confirmed safe and well tolerated doses that warrant these further studies. We are sincerely grateful to the patients, clinicians and administrators who participated in this trial.”

“While we are disappointed with the trial results in this indication, we continue to believe that modulation of MRGPRX2 represents a new potential therapeutic option to reduce inflammation and provide rapid relief of symptoms. We remain on track to report top-line Phase 2b data for EVO756 in atopic dermatitis (AD) in the third quarter of 2026. We have also initiated screening in a Phase 2b trial of EVO756 in migraine prophylaxis, and expect patient dosing to commence imminently. For EVO301, our IL-18BP fusion protein, we recently reported positive Phase 2a proof-of-concept data in AD and look forward to moving the program into a robust Phase 2b AD trial,” said Luis Peña, President and Chief Executive Officer at Evommune. “With a strong cash position supporting our anticipated operations through 2028, we believe we are well positioned to execute on key milestones and further advance our pipeline of therapies addressing chronic inflammatory diseases.”

About EVO756

EVO756 is a first-in-class, potent and highly selective oral small molecule antagonist of Mas-related G protein-coupled receptor X2 (MRGPRX2), a receptor predominantly found on mast cells and peripheral sensory neurons. Evommune seeks to produce the first MRGPRX2-targeted oral treatment for chronic inflammatory diseases, including atopic dermatitis (AD) and migraine, as well as additional possible indication expansions.

About EVO301

EVO301 is a long-acting injectable SAFA-IL-18BP fusion protein designed to neutralize aberrantly upregulated IL-18 activity. EVO301 facilitates more efficient tissue distribution and improved binding affinity and specificity relative to existing attempts to antagonize or inhibit the IL-18 pathway, including traditional mAbs. In addition, EVO301 incorporates several distinguishing design features, including selective and high binding affinity of native human IL-18BP and binding to serum albumin, smaller molecular weight, extended half-life for the neutralization of IL-18, and lower potential for immunogenicity. Evommune believes the distinct mechanism and modality of EVO301 complement those of EVO756, providing multiple, potentially synergistic avenues to bring innovative therapeutics to the large, underserved and rapidly expanding population of patients suffering from chronic inflammatory diseases.

About Evommune, Inc.

Evommune, Inc. is a clinical-stage biotechnology company developing innovative therapies that target key drivers of chronic inflammatory diseases. The Company’s mission is to improve patients’ daily lives and prevent the long-term effects of uncontrolled inflammation that are a consequence of the limitations of existing therapies. To achieve this, Evommune is advancing a portfolio of differentiated product candidates that target key drivers of chronic inflammation. For more information, please visit www.evommune.com and follow us on LinkedIn.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical facts are “forward-looking statements.” These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding: the potential therapeutic benefit of EVO756 and EVO301, the design, objectives, initiation, timing, progress and results of current and future preclinical studies and clinical trials of the Company’s product candidates, including the ongoing Phase 2 clinical trials for EVO756 and EVO301; anticipated cash runway through 2028; and the Company’s ability to execute on key milestones and the continued advancement of the Company’s portfolio. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause the Company’s clinical development programs, future results or performance to differ materially from those expressed or implied by the forward-looking statements. Many factors may cause differences between current expectations and actual results, including: the Company’s limited operating history and historical losses; the potential that success in preclinical testing and earlier clinical trials does not ensure that later clinical trials will generate the same results or otherwise provide adequate data to demonstrate the efficacy and safety of a product candidate; the Company’s ability to obtain regulatory approval of and successfully commercialize its product candidates; the impacts of macroeconomic conditions, including heightened inflation and uncertain credit and financial markets, on the Company’s business, clinical trials and financial position; unexpected safety or efficacy data observed during preclinical studies or clinical trials; clinical trial site activation or enrollment rates that are lower than expected; the Company’s ability to realize the benefits of its collaborations and license agreements; changes in expected or existing competition; changes in the regulatory environment; the Company’s ability to obtain, maintain and protect its intellectual property; and unexpected litigation or other disputes. Other factors that may cause the Company’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, filed with the SEC on March 5, 2026, and in other filings that the Company makes and will make with the SEC in the future. The Company expressly disclaims any obligation to update any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

Contacts:

Media:

Paul Laland

Paul.Laland@evommune.com

Investors:

Sarah McCabe

investors@evommune.com